UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XOMA LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XOMA LTD.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 13, 2007

To Our Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 22, 2007 at 9:00 a.m. local time, which will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California.

Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2006. Some of our shareholders will be accessing these materials and appointing a proxy through the Internet and may not be receiving a paper proxy card by mail.

We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy by telephone or through the Internet.

Sincerely yours,

John L. Castello Chairman of the Board, President and Chief Executive Officer

Enclosures

XOMA LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 22, 2007

To the Shareholders of XOMA Ltd.:

Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the “Company”) will be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 22, 2007, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2007 fiscal year and authorize the Board to agree to such auditors’ fee;

3.	To receive the Company’s audited financial statements for the 2006 fiscal year;

4.	To approve the adoption of the Company’s Bonus Compensation Plan; and

5.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 30, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Christopher J. Margolin
Secretary

April 13, 2007

Berkeley, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or appoint a proxy by telephone or through the Internet.

XOMA LTD.

PROXY STATEMENT

TO THE SHAREHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda (“XOMA” or the “Company”), for use at the annual general meeting of shareholders to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California, on May 22, 2007, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on March 30, 2007, will be entitled to vote. On March 30, 2007, the Company had issued and outstanding 131,670,777 common shares, par value US$.0005 per share (“Common Shares”). Holders of Common Shares are entitled to one vote for each share held.

All registered shareholders can appoint a proxy by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and entitled to vote for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Company intends to mail this proxy statement and make it available on the Internet on or about April 13, 2007.

SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Shares and regarding each director, each named executive officer and all directors and the named executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, amounts are as of March 30, 2007 and each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
OrbiMed Group(1)	13,857,927	10.5%
Joseph L. Harrosh(2)	9,419,214	7.2%
Platinum Asset Management Limited(3)	7,938,313	6.0%
Wells Fargo & Company(4)	6,267,500	4.8%
QVT Financial LP(5)	6,566,253	5.0%
James G. Andress(6)	78,000	[*]
William K. Bowes, Jr.(7)	107,069	[*]
J. David Boyle II(8)	70,601	[*]
John L. Castello(9)	725,976	[*]
Peter Barton Hutt(10)	30,000	[*]
Arthur Kornberg, M.D.(11)	87,000	[*]
Christopher J. Margolin(12)	356,250	[*]
Patrick J. Scannon, M.D., Ph.D.(13)	329,957	[*]
Robert S. Tenerowicz(14)	88,087	[*]
W. Denman Van Ness(15)	111,611	[*]
Patrick J. Zenner(16)	52,500	[*]
All named executive officers and directors as a group as of the record date (11 persons)(17)	2,037,051	1.5%

*	Indicates less than 1%.
(1)	As reported by the group comprised of OrbiMed Capital LLC, OrbiMed Advisors LLC and Samuel D. Isaly (collectively, the “OrbiMed Group”) on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007. Members of the OrbiMed Group are investment advisors and hold the securities on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. None of such other persons have an interest in the securities whose ownership is reported on the Schedule 13G/A that relates to more than 5% of the class. Information is as of December 31, 2006.
(2)	As reported by Joseph L. Harrosh on Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2007, consists of 906,278 Common Shares and maximum potential Common Shares issuable upon conversion of $13,000,000 aggregate principal amount of 6.50% Convertible Senior Notes due 2012 (“Convertible Notes”). Amount is as of December 31, 2006.
(3)	As reported by Platinum Asset Management Limited on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007. Amount is as of December 31, 2006.
(4)	As reported by Wells Fargo & Company on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2007. Amount is as of December 31, 2006. Based on the number of Common Shares outstanding on December 31, 2006, Wells Fargo & Company was the beneficial owner of 5.94%.
(5)

As reported by QVT Financial LP on Schedule 13G/A filed with the Securities and Exchange Commission on February 28, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 5,551,939 Common Shares. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 1,014,314 Common Shares. QVT Financial has the power to direct the vote and disposition of the Common Shares held by the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 6,566,253 Common Shares, consisting of the shares owned by the Fund and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of Common Shares reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund, may be deemed to beneficially own the same number of Common Shares reported by the Fund. Information is as of February 23, 2007.

(6)	Includes 76,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(7)	Includes 76,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(8)	Includes 51,667 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(9)	Includes 36,890 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 560,416 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 25,047 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(10)	Includes 30,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(11)	Includes 76,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(12)	Includes 280,521 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 25,454 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(13)	Includes 60,805 Common Shares held by The Patrick J. Scannon Separate Property Trust. Includes 215,625 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 25,917 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(14)	Includes 56,875 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 7,611 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(15)	Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 61,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(16)	Represents 52,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(17)	Includes 1,536,604 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 84,029 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value and achievement of strategic corporate objectives. We attract and retain executives by benchmarking against companies in our industry of similar size and organizational structure to ensure that our compensation packages remain competitive. When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at peer companies as well as the role the executive will play in our achieving near term and longer term goals. We also tie short and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on individual executives’ roles, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency and timely completion of undertakings.

Compensation Components

Base Salary.    The level of compensation paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Compensation Committee and by management in making its initial proposals to the Compensation Committee.

Long-Term Incentive Program.    The principal methods for long-term incentive compensation are the 1981 Share Option Plan (the “Option Plan”) and Restricted Share Plan (the “Restricted Plan”), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company’s key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company’s Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 4-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual’s position with and contribution to the Company. For grants during 2006, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

CICP.    In 2004, the Compensation Committee, the Board and the shareholders approved the CEO Incentive Compensation Plan (the “CICP”) in order to make Mr. Castello’s compensation more commensurate with that of his peers and because the Compensation Committee believed that it was not appropriate to include Mr. Castello in the Management Incentive Compensation Plan given his active role in administering that plan.

Only our chief executive officer (“CEO”) is eligible to participate in the CICP, and depending on his or her performance and that of the Company, earn incentive compensation. The determination of the incentive compensation awarded for each fiscal year is as follows: The target award opportunity for the CEO is set at 50% of his or her base salary. As soon as practicable after the end of each fiscal year (the “Plan Period”), the Compensation Committee will recommend to the Board and the Board will determine whether and to what extent certain Company objectives (“Company Objectives”) have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded.

The incentive compensation will be weighted based 70% on meeting Company Objectives and 30% based on discretionary objectives. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%.

The performance of the CEO will be rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation will be established by the Board, and will generally be in February or March of the succeeding year after the Plan Period. The incentive awards will be comprised 50% of cash and 50% of common shares (based on the average market value of the common shares for the 10 trading days prior to the date of the award). The number of Common Shares paid is calculated after tax and other withholdings. All share issuances under the CICP are made pursuant to the Restricted Plan.

For 2006, the Compensation Committee and the Board determined that Mr. Castello had met a percentage of the Company Objectives in excess of the 70% minimum required by the CICP in order to make an award thereunder.

MICP.    Certain employees are also compensated through the Management Incentive Compensation Plan (the “MICP”), in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the MICP, at the beginning of each fiscal year, the Board of Directors (with advice from the Compensation Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving its corporate objectives.

After each fiscal year, the Board of Directors and the Compensation Committee make a determination as to the performance of the Company and MICP participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2006: a target level of cash at year end; generation of current income; progress toward collaborations, potential partnerships or financing arrangements; and various objectives tied to development of the Company. Awards to MICP participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the MICP.

Awards under the MICP granted on or prior to December 31, 2004 vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on each distribution date is payable half in cash and half in Common Shares. Awards under the MICP granted after December 31, 2004, including grants made in 2006 for performance in 2005, are made in one payment soon after the end of the relevant fiscal year, rather than three payments over three years, and are payable half in cash and half in Common Shares. The number of Common Shares paid is calculated after tax and other withholdings. All share issuances under the MICP are made pursuant to the Restricted Plan.

For 2006, the Compensation Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the MICP in order to make awards thereunder. For 2006, 96 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the “Summary Compensation Table” above other than Mr. Castello.

Other Compensation.    The Company maintains broad—based benefits and perquisites that are provided to all employees, including health insurance, life and disability insurance, vision and dental insurance, a 401(k) plan and temporary housing and other living expenses for relocated employees.

Tax Treatment.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Compensation Committee believes, based on information currently available, that the Company’s options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Compensation Committee and the Company believe that the Company will not be denied any significant tax deduction for 2006. The Company and the Compensation Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers who earned in excess of $100,000 for services rendered in 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation (4)	Total
John L. Castello	2006	$500,000	$0	$68,505	$143,887	$144,745	N/A	$66,461	$923,598
(Chairman of the Board, President and Chief Executive Officer)	2005	$500,000	$0	$51,457	$413,353	$108,718	N/A	$41,036	$1,114,564
	2004	$500,000	N/A	53,842	$396,077	93,158	N/A	$31,648	$1,074,725

Patrick J. Scannon, M.D., Ph.D.	2006	$360,000	$0	$26,136	$43,166	$55,224	N/A	$14,055	$498,581
(Executive Vice President and Chief Biotechnology Officer)	2005	$350,000	$0	$19,986	$137,068	$63,998	N/A	$13,309	$584,361
	2004	$340,000	$79,127	$31,032	$139,199	$89,158	N/A	$14,453	$692,969

J. David Boyle II	2006	$260,000	$0	$16,572	$41,955	$40,238	N/A	$1,233	$359,998
(Vice President, Finance and Chief Financial Officer)	2005	$223,519	$40,000	$14,804	$44,710	$36,556	N/A	$1,097	$360,686
	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Christopher J. Margolin	2006	$300,000	$0	$20,142	$57,021	$45,071	N/A	$27,881	$450,115
(Vice President, General Counsel and Secretary)	2005	$290,000	$0	$23,255	$155,464	$68,830	N/A	$24,987	$562,536
	2004	$280,000	$0	$23,142	$161,561	$75,217	N/A	$23,409	$563,329

Robert S. Tenerowicz	2006	$247,000	$0	$15,596	$35,642	$40,041	N/A	$100,736	$439,015
(Vice President, Operations)	2005	$227,604	$0	$15,998	$47,040	$37,935	N/A	$213,943	$542,520
	2004	$25,769	$35,000	N/A	$4,769	N/A	N/A	$36,539	$102,077

(1)	The bonus amounts paid to Mr. Castello under the Company’s CEO Incentive Compensation Plan (“CICP”) and the amounts paid to Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz under the Company’s Management Incentive Compensation Plan (“MICP”) are represented in the amounts under Stock Awards for the portion paid in Company Common Shares and under Non-Equity Incentive Plan Compensation for the portion paid in cash. CICP and MICP awards have previously been reported on a cash basis. In this Proxy Statement, and going forward, the Company will report CICP and MICP awards on an earned basis. The amounts in this column paid to Mr. Boyle in 2005 and Mr. Tenerowicz in 2004 represent sign-on bonuses.
(2)	The amounts in these columns for 2006, 2005 and 2004 for Mr. Castello represent awards under the Company’s CICP reported on an earned basis in the following amounts: $144,745 and 21,475 Common Shares paid in 2007 (relating to performance in 2006), $108,718 and 30,376 Common Shares paid in 2006 (relating to performance in 2005) and $93,158 and 31,784 Common Shares paid in 2005 (relating to performance in 2004). The number of Common Shares issued is calculated based on the cash amount of the award net of taxes and other withholdings.

The amounts in these columns for 2006, 2005 and 2004 for Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz represent awards under the Company’s MICP in the following amounts: Dr. Scannon—$55,224 and 8,193 Common Shares paid in 2007 (relating to performance in 2006); $42,183 and 11,798 Common Shares paid in 2006 (relating to performance in 2005); $50,228 and 18,319 Common Shares paid in 2005 (relating to performance in 2004); $21,771 paid in each of 2006 and 2005 (relating to performance in 2003); and $17,160 paid in 2005 (relating to performance in 2002); Mr. Boyle—$40,238 and 5,195 Common

Shares paid in 2007 (relating to performance in 2006); $36,556 and 8,739 Common Shares paid in 2006 (relating to performance in 2005); Mr. Margolin—$45,071 and 6,314 Common Shares paid in 2007 (relating to performance in 2006); $49,100 and 13,728 Common Shares paid in 2006 (relating to performance in 2005); $41,363 and 13,661 Common Shares paid in 2005 (relating to performance in 2004); $19,693 paid in each of 2006 and 2005 (relating to performance in 2003); and $14,160 paid in 2005 (relating to performance in 2002); Mr. Tenerowicz—$40,041 and 4,889 Common Shares paid in 2007 (relating to performance in 2006); $37,935 and 9,444 Common Shares paid in 2006 (relating to performance in 2005). The number of Common Shares issued in each case is calculated based on the cash amount of the award net of taxes and other withholdings.

(3)	The option amounts were calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments.” See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.
(4)	Amounts in this column for 2006, 2005 and 2004 include:

Mr. Castello—(a) financial services provided to Mr. Castello in the amount of $6,875, $4,176 and $400, respectively; (b) taxes paid by the Company on Mr. Castello’s behalf in the amounts of $3,704, $2,755 and $556, respectively; (c) life insurance premiums paid in each year in the amount of $18,000; (d) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $19,230 in 2006 and $1,923 in 2005; (e) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,626, 5,326 and 2,876 Common Shares, respectively and (f) group term life insurance premiums in the amount of $8,652, $5,182 and $5,182, respectively.

Dr. Scannon—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $1,346, $1,471 and $2,615, respectively; (b) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,626, 5,326 and 3,064 Common Shares, respectively; (c) group term life insurance premiums in the amount of $2,709, $2,838 and $2,838, respectively and (d) a patent award in 2004 in the amount of $1,000.

Mr. Boyle—group term life insurance premiums in 2006 and 2005 in the amounts of $1,233 and $1,097, respectively.

Mr. Margolin—(a) cash payments in lieu of earned vacation and/or personal holidays in the amounts of $13,769, $13,308 and $12,846, respectively; (b) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 4,626, 5,326 and 3,064 Common Shares, respectively and (c) group term life insurance premiums in the amounts of $4,112, $2,679 and $2,563, respectively.

Mr. Tenerowicz—(a) forgiveness of loan in the amounts of $40,166 in 2006 and $41,055 in 2005; (b) relocation in the amounts of $19,056, $89,620 and $21,568, respectively; (c) taxes paid by the Company on Mr. Tenerowicz’s behalf in the amounts of $32,369, $75,810 and $14,918, respectively; (d) cash payments in lieu of earned vacation and/or personal holidays in the amount of $1,130 in 2006; (e) Company Common Shares contributed to an account under the Company’s Deferred Savings Plan in the amounts of 3,469 Common Shares in 2006 and 4,142 Common Shares in 2005 and (f) group term life insurance premiums in the amounts of $515, $458 and $53, respectively.

Company Common Shares contributed under the Company’s Deferred Savings Plan were valued in 2006, 2005 and 2004 at fiscal year-end formula prices of $2.1620, $1.6900 and $2.611, respectively, per share.

PLAN-BASED AWARDS

The following table contains information concerning the grant of awards to our named executive officers under any plan during or with respect to 2006.

Name(a)	Grant Date (b)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)		Grant Date Fair Value of Stock and Option Awards ($/Sh) (3)(4)
		Thres- hold ($) or (#)(c)	Target ($) or (#)(d)	Maximum ($) or (#)(e)	Thres- hold ($) or (#)(f)	Target ($) or (#)(g)	Maximum ($) or (#)(h)
John L. Castello	02/28/2006 03/15/2006 02/21/2007 03/15/2007	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 30,376 — 21,475	100,000 — 150,000 —	$ $	1.68 — 3.39 —	$ $ $ $	115,720 51,457 0 68,505

Patrick J. Scannon,
M.D., Ph.D.	02/28/2006 03/15/2006 02/21/2007 03/15/2007	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 11,798 — 8,193	30,000 — 40,000 —	$ $	1.68 — 3.39 —	$ $ $ $	34,716 19,986 0 26,136

J. David Boyle II	02/28/2006 03/15/2006 02/21/2007 03/15/2007	— — — —	— — — —	— — — —	— — — —	— — — —	— — — —	— 8,739 — 5,195	30,000 — 40,000 —	$ $	1.68 — 3.39 —	$ $ $ $	34,716 14,804 0 16,572

Christopher J. Margolin	02/28/2006	—	—	—	—	—	—	—	30,000		$1.68		$34,716
	03/15/2006 02/21/2007 03/15/2007	— — —	— — —	— — —	— — —	— — —	— — —	13,728 — 6,314	— 40,000 —	$	— 3.39 —	$ $ $	23,255 0 20,142

Robert S. Tenerowicz	02/28/2006	—	—	—	—	—	—	—	30,000		$1.68		$34,716
	03/15/2006 02/21/2007 03/15/2007	— — —	— — —	— — —	— — —	— — —	— — —	9,444 — 4,889	— 40,000 —	$	— 3.39 —	$ $ $	15,998 0 15,596

(1)	The options granted February 28, 2006 were granted as part of a review of 2005 performance. The options granted February 21, 2007 were granted as part of a review of 2006 performance.
(2)	Common Shares in this column represent the portion of an award for Mr. Castello under the CEO Incentive Compensation Plan and for Dr. Scannon and Messrs. Boyle, Margolin and Tenerowicz awards under the Company’s Management Incentive Plan (see Summary Compensation Table, Stock Awards).
(3)	The option amounts were calculated using the provisions of SFAS 123(R), “Share-based Payments.” See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.
(4)	Fair Value of the March 15, 2006 and March 15, 2007 stock awards are calculated using $1.694 and $3.19, respectively, which are the formula prices used to calculate the number of shares representing each net cash award.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006

The following table provides information as of December 31, 2006 regarding unexercised options and restricted common share awards held by each of our named executive officers.

	Option Awards						Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)(d)	Option Exercise Price ($)(e)		Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
John L. Castello	60,000 50,000 50,000 50,000 75,000 50,000 100,000 100,000 45,833 0	0 0 0 0 0 0 0 0 54,167 100,000	0	$ $ $ $ $ $ $ $ $ $	6.7500 5.0000 3.5625 9.7500 8.6250 10.1600 3.3300 5.7700 1.4000 1.6800	02-26-2007 02-25-2008 02-24-2009 02-23-2010 02-21-2011 02-20-2012 02-26-2013 02-25-2014 02-23-2015 02-28-2016	0	0	0	0

Patrick J. Scannon,
M.D.,Ph.D.	30,000 25,000 30,000 25,000 25,000 25,000 30,000 30,000 13,750 0	0 0 0 0 0 0 0 0 16,250 30,000	0	$ $ $ $ $ $ $ $ $ $	6.7500 5.0000 3.5625 9.7500 8.6250 10.1600 3.3300 5.7700 1.4000 1.6800	02-26-2007 02-25-2008 02-24-2009 02-23-2010 02-21-2011 02-20-2012 02-26-2013 02-25-2014 02-23-2015 02-28-2016	0	0	0	0

J. David Boyle II	23,958 10,625 0	26,042 19,375 30,000	0	$ $ $	2.4000 1.8100 1.6800	01-04-2015 07-20-2015 02-28-2016	0	0	0	0

Christopher J. Margolin	30,000 25,000 30,000 10,000 25,000 25,000 25,000 25,000 40,000 10,000 30,000 13,750 7,292 0	0 0 0 0 0 0 0 0 0 0 0 16,250 17,708 30,000	0	$ $ $ $ $ $ $ $ $ $ $ $ $ $	6.7500 5.0000 3.5625 7.5000 5.3125 9.7500 8.6250 10.1600 3.3300 3.9200 5.7700 1.4000 1.7800 1.6800	02-26-2007 02-25-2008 02-24-2009 07-13-2019 01-21-2010 02-23-2010 02-21-2011 02-20-2012 02-26-2013 04-10-2013 02-25-2014 02-23-2015 10-25-2015 02-28-2016	0	0	0	0

Robert S. Tenerowicz	26,042 13,750 0	23,958 16,250 30,000	0	$ $ $	2.0900 1.4000 1.6800	11-15-2014 02-23-2015 02-28-2016	0	0	0	0

The following table contains information concerning the grant of options under the Company’s option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights (“SARs”) were granted during the last fiscal year and none were held at the end of the fiscal year.

OPTION EXERCISES AND SHARE VESTED TABLE

The following table sets forth the number of common shares acquired upon exercise of options by each named executive officer during 2006 and the number of restricted common shares held by each named executive officer that vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
John L. Castello	0	$0	0	$0
Patrick J. Scannon M.D., Ph.D	0	$0	0	$0
J. David Boyle	0	$0	0	$0
Christopher J. Margolin	0	$0	0	$0
Robert S. Tenerowicz	0	$0	0	$0

PENSION BENEFITS

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax—qualified.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company has entered into an employment agreement with Mr. Castello, dated as of July 7, 2006, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Castello will be entitled to his then current base salary and benefits for eighteen months. The agreement will continue until July 6, 2007, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Dr. Scannon, dated as of July 7, 2006, that provides for his employment as Executive Vice President and Chief Biotechnology Officer at a salary of $360,000 per year. Under the agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Dr. Scannon will be entitled to his then current base salary and benefits for nine months. The agreement will continue until July 6, 2007, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Margolin, dated as of July 7, 2006, that provides for his employment as Vice President, General Counsel and Secretary at a salary of not less than $300,000 per year. Under the agreement, Mr. Margolin will be entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Margolin will be entitled to his then current base salary and benefits for nine months. The agreement will continue until July 6, 2007, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Boyle, effective as of July 7, 2006, that provides for his employment as Vice President, Finance and Chief Financial Officer at a salary of not less than $260,000 per year. Under the agreement, Mr. Boyle is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Boyle will be entitled to his then current base salary and benefits for nine months. The agreement will continue until July 6, 2007, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

The Company has entered into an employment agreement with Mr. Tenerowicz, effective as of July 7, 2006, that provides for his employment as Vice President, Operations at a salary of not less than $247,000 per year. Under the agreement, Mr. Tenerowicz is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the MICP. Upon termination of his employment by the Company for any reason other than cause or upon his resignation from the Company for good reason, Mr. Tenerowicz will be entitled to his then current base salary and benefits for nine months. The agreement will continue until July 6, 2007, and will be automatically extended (without further action by the parties) for one year thereafter and again on each subsequent anniversary thereof, unless terminated by mutual written consent of the parties.

Certain Other Payments Upon a Change of Control

Named Executive Officers.    Each of our named executive officers has entered into change of control severance agreements (the “Change of Control Agreements”) that may require us to make certain payments and/or provide certain benefits to certain executive officers in the event of a termination of employment or a change of control.

Change of Control.    A “change of control” is defined in the Change of Control Agreements as the occurrence of any of the following events: (i) a merger, amalgamation or acquisition in which the Company is not the surviving or continuing entity, except for a transaction the principal purpose of which is to change the jurisdiction of the Company’s organization; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any other reorganization or business combination in which fifty percent (50%) or more of the Company’s outstanding voting securities are transferred to different holders in a single transaction or series of related transactions; (iv) any approval by the shareholders of the Company of a plan of complete liquidation of the Company; (v) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (vi) a change in the composition of the Board, as a result of which fewer than a majority of the directors are incumbent directors.

Vesting of Options.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, the exercisability of all options granted to such named executive officer by the Company shall automatically be accelerated so that all the options may be exercised immediately upon such Involuntary Termination for any or all of the shares subject thereto and the post-termination exercise period shall be extended to sixty (60) months or the remainder of the maximum term of the Options (or such shorter period of time to avoid the application of Section 409A of the Code). The Options shall continue to be subject to all other terms and conditions of the Company’s share option plans and the applicable option agreements between the Employee and the Company.

Outplacement Program.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, the named executive officer will immediately become entitled to participate in a twelve (12) month executive outplacement program provided by an executive outplacement service, at the Company’s expense not to exceed fifteen thousand dollars ($15,000).

Cash Severance.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, then the named executive officer shall be entitled to receive a severance payment equal to the sum of (A) an amount equal to between 1.5 and 2.0 times the named executive officer’s annual base salary as in effect immediately prior to the involuntary termination, plus (B) an amount equal to between 1.5 and 2.0 times the named executive officer’s target bonus as in effect for the fiscal year in which the involuntary termination occurs.

Health and Other Benefits.    If a named executive officer’s employment is involuntarily terminated within eighteen months of a change of control, (A) the Company shall make available and pay for the full cost of the coverage (plus an additional amount to pay for the taxes on such payments, if any, plus any taxes on such additional amount) of the named executive officer and his or her spouse and eligible dependents under any group health plans of the Company on the date of such termination of employment at the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the named executive officer or such covered dependents on the date immediately preceding the date of his or her termination and (B) if the named executive officer is, at the time of such termination, an eligible participant in the Company’s mortgage differential program, the Company shall continue to make mortgage assistance payments to such named executive officer pursuant to such program as in effect at the time of such termination.

DIRECTOR COMPENSATION

The below table sets forth the non-employee director compensation for 2006:

Name	Salary ($)(1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation	Total
James G. Andress	$31,500	$0	$11,531	$0	$0	$0	$43,031
William K. Bowes, Jr.	$27,500	$0	$11,531	$0	$0	$0	$39,031
Peter Barton Hutt	$25,500	$0	$18,827	$0	$0	$0	$44,327
Arthur Kornberg, M.D.	$23,500	$0	$11,531	$0	$0	$0	$35,031
W. Denman Van Ness	$37,000	$0	$11,531	$0	$0	$0	$48,531
Patrick J. Zenner	$29,750	$0	$11,531	$0	$0	$0	$41,231
TOTAL	$174,750	$0	$76,482	$0	$0	$0	$251,232

(1)	Amounts in this column represent the total amount of quarterly retainers for 2006 and fees for attendance at Board of Directors and Committee meetings from October 1, 2005 through September 30, 2006 (see Director Compensation Policy).
(2)

The option amounts were calculated using the provisions of SFAS 123(R), “Share-based Payments.” See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the awards to each director in fiscal year 2006, computed in accordance with SFAS 123(R), is $11,531. As of December 31, 2006, the aggregate option awards outstanding for each director were as follows: Mr. Andress—76,000; Mr. Bowes—76,000; Mr. Hutt—30,000; Dr. Kornberg—76,000; Mr. Van Ness—61,000 and Mr. Zenner 52,500.

Director Compensation Policy

In 2006, each non-employee director received a quarterly retainer of $3,750, $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended telephonically, $1,500 to the committee chair and $750 to other members of the committee for each committee meeting attended in person or telephonically, and $500 for each other telephonic meeting. Based upon a recently conducted third party survey of the director compensation of other biotechnology companies of similar size, the Company has determined that in 2007 each non-employee director shall receive a quarterly retainer of $5,000, $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting attended telephonically, $2,000 to the committee chair and $1,000 to other members of the committee for each committee meeting attended in person or telephonically, and $500 for each other telephonic meeting.

Additionally each non-employee director is granted options to purchase 20,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the “Directors Plan”) upon initial election to the Board of Directors and, beginning in 2007, is annually granted an option to purchase 12,000 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant. In 2006 all non-employee directors were granted an option to purchase 10,000 Common Shares at an exercise price of $1.70.

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of three independent directors. Following review and approval by the Compensation Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

W. Denman Van Ness

William K. Bowes, Jr.

Peter Barton Hutt

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The seven candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company. Dr. Kornberg has elected not to stand for re-election.

NOMINEES TO BOARD OF DIRECTORS

Name	Title	Age
John L. Castello	Chairman of the Board, President and Chief Executive Officer	70
Patrick J. Scannon, M.D., Ph.D.	Executive Vice President, Chief Biotechnology Officer and Director	59
James G. Andress	Director	68
William K. Bowes, Jr.	Director	80
Peter Barton Hutt	Director	72
W. Denman Van Ness	Director	64
Patrick J. Zenner	Director	60

Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March of 1993. From April of 1992 to March of 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components.

Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Executive Vice President and Chief Biotechnology Officer in May of 2006. He served as Chief Scientific and Medical Officer from March of 1993 until May of 2006. He served as President of the Company from its formation until April of 1992 and as Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

Mr. Andress has been a director since November of 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company.

From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company. He currently serves as a director of Allstate Insurance Company, Dade-Behring Corp., a medical diagnostic company, Sepracor, Inc., a specialty pharmaceuticals company and Warner Chilcott, plc.

Mr. Bowes has been a director since February of 1986 and has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is also a director of one private company.

Mr. Hutt, former Chief Counsel for the Food and Drug Administration (FDA), became a director in May of 2005. Mr. Hutt is currently Senior Counsel to the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and trade association law. Since 1994, he has taught a course on food and drug law at Harvard Law School and taught the same course at Stanford Law School in 1998. He is also a co-author of Food and Drug Law: Cases and Materials. Mr. Hutt serves on a wide variety of academic and advisory boards, including the Institute of Medicine (IOM) of the National Academy of Sciences (NAS) and the Panel on the Administrative Restructuring of the National Institutes of Health (NIH). Additionally, he serves as Legal Counsel to the Society of Risk Analysis as well as the American College of Toxicology. Formerly, he has served on the IOM Executive Committee, Advisory Committee to the Director of the NIH, the NAS Committee on Research Training in the Biomedical and Behavioral Sciences, and the National Committee to Review Current Procedures for Approval of New Drugs for Cancer and AIDS established by the President’s Cancer Panel of the National Cancer Institute at the request of President George Bush. Mr. Hutt received his undergraduate degree from Yale University, and law degrees from Harvard University and New York University. Mr. Hutt currently serves as a director of CV Therapeutics, Inc., Favrille, Inc., Introgen Therapeutics, Inc., Ista Pharmaceuticals, and Momenta Pharmaceuticals.

Mr. Van Ness has been a director since October of 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Mr. Zenner has been a director since May of 2002. Mr. Zenner is a 32-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In 1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of Directors. From 1993 until his retirement in 2001, he served as President and CEO of Hoffman-La Roche, Inc., North America. Mr. Zenner currently serves on the Boards of Arqule, Inc., Curagen Corporation, Dendrite International, Inc., Exact Sciences Corporation, Geron Corporation, Praecis Pharmaceuticals, Inc., Sciele Pharma, Inc. and West Pharmaceutical Services. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research and Manufacturers Association (PhRMA) and the Biotechnology Industry Organization (BIO).

Executive Officers

Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

J. David Boyle II is Vice President, Finance and Chief Financial Officer of the Company. Mr. Boyle joined the Company in January of 2005 as Vice President, Financial Operations and became Vice President, Finance and Chief Financial Officer in July of 2005. From March of 2002 to January of 2005, Mr. Boyle was Director, Finance and later Vice President, Finance at Polycom, Inc. From 1999 to February of 2002, Mr. Boyle served as Director, Business Development at Intel Corporation and from 1996 to 1999 was Executive Vice President and Chief Financial Officer at Salix Pharmaceuticals, Ltd. Before joining Salix, Mr. Boyle spent five years with Serono, S.A. in Switzerland and the United States, most recently as Vice President, Finance and Administration for North America.

Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

BOARD MATTERS

Board Meetings

During the fiscal year ended December 31, 2006, the Board of Directors held seven meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year, except for Dr. Kornberg, who attended five of the seven Board meetings. Each of Dr. Kornberg and Messrs. Andress, Bowes, Hutt, Van Ness and Zenner is “independent” as defined in the listing standards of The Nasdaq Stock Market. Directors are encouraged to attend the Company’s annual general meetings of shareholders where practicable. All of the current directors attended last year’s annual general meeting of shareholders.

The Board of Directors has standing audit, compensation and nominating & governance committees.

Compensation Committee

The Compensation Committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. The Compensation Committee, currently consisting of Messrs. Van Ness, Bowes and Hutt, held three meetings during 2006. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation” and “Compensation Discussion and Analysis.”

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board of Directors by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. The Nominating & Governance Committee, currently consisting of Messrs. Bowes, Hutt and Van Ness, held two meetings during 2006. Each member of the Nominating & Governance Committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the nominating & governance committee, a copy of which is available on the Company’s website at www.xoma.com.

The Nominating & Governance Committee’s charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company’s annual general meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy was considered and determined to be not necessary by the committee. The committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street, Berkeley, California 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Shareholders may also nominate candidates who are not first recommended to the Nominating & Governance Committee by following procedures set forth in our bye-laws.

To be considered by the Nominating & Governance Committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths.

The Board of Directors and the Nominating & Governance Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The Nominating & Governance Committee and one or more of the Company’s other directors interview candidates, and the committee selects nominees that best suit the Company’s needs.

Audit Committee

The Audit Committee is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee, currently consisting of Mr. Andress, Mr. Van Ness and Mr. Zenner, held seven meetings during 2006. Each member of the Audit Committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each of Messrs. Andress and Zenner is an “Audit Committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the Securities and Exchange Commission, the Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•

met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•	regularly met privately with the independent auditors, who have unrestricted access to the committee;

•	recommended the appointment of the independent auditors and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

James G. Andress

W. Denman Van Ness

Patrick J. Zenner

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of its Audit Committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditors for 2007. Ernst & Young has been acting as the Company’s independent auditors since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2005 and 2006 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and for attestation services related to Sarbanes-Oxley compliance for those fiscal years were $1,289,000 and $770,808, respectively.

Audit-Related Fees.    There were no audit-related fees billed in either of the 2005 or 2006 fiscal years other than the services provided in the preceding paragraph.

Tax Fees.    There were no fees billed in either of the 2005 or 2006 fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning.

All Other Fees.    There were no fees billed in each of the 2005 or 2006 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs.

The Audit Committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young’s fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote “FOR” the appointment of Ernst & Young as the Company’s independent auditors for the 2007 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young’s fee.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

ITEM 3—RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company’s audited financial statements for fiscal year 2006 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

ITEM 4—ADOPTION OF BONUS COMPENSATION PLAN

The Board of Directors has adopted, subject to shareholder approval, a Bonus Compensation Plan (the “BCP”) for full-time employees who are not eligible for the Company’s Management Incentive Compensation Plan or CEO Incentive Compensation Plan.

The essential features of the BCP are summarized below. The following summary of the BCP is qualified in its entirety by express reference to the text of the BCP, which is attached as Annex 1 to this Proxy Statement.

Description of BCP

Purpose.    The purpose of the BCP is to attract and maintain highly motivated employees that will achieve the Company’s goals and objectives, to recognize individual efforts and to encourage outstanding performance and contributions to the Company. In addition, based on a recently completed third party survey, the Compensation Committee advised the Board that a majority of companies that are similarly situated to the Company have bonus plans covering all employees. Accordingly, the Compensation Committee has recommended and the Board has adopted, subject to shareholder approval, these amendments in order to make the incentive compensation of the Company’s employees more commensurate with that of their peers.

Eligibility.    All of the Company’s employees whose normal work week is 30 hours or more (excluding consultants, advisors, and other similar individuals providing services to XOMA) and are otherwise not eligible for the Company’s Management Incentive Compensation Plan or CEO Incentive Compensation Plan, are eligible for participation in the BCP. The chief executive officer of the Company (the “CEO”) shall designate in writing the employees who will participate in the BCP. An individual who becomes an employee who meets the eligibility criteria for participation in the BCP after the beginning of a plan period will be considered by the Compensation Committee or the CEO, as the case may be, for participation in the BCP and, if designated in writing to participate, such employee will have her/his award pro rated as of the date of eligibility determined by the Compensation Committee or the CEO, as the case may be.

Determination of Amounts Available for Incentive Compensation.    Prior to the commencement of each fiscal year (“Plan Period”), the Compensation Committee determines the target incentive compensation pool. As soon as practicable after the end of each Plan Period, the Compensation Committee determines whether and to what extent certain Company objectives (“Company Objectives”) have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded. The target incentive compensation pool is expressed as a percentage of the aggregate annual base salaries of the participants in the BCP. The final incentive compensation pool will be determined by utilizing the method of calculation of the extent to which the Company Objectives have been met for the applicable Plan Period.

Calculation of Individual Incentive Awards.    Awards to participants will vary depending on: (i) the extent of collective achievement of Company Objectives and (ii) each participant’s base salary.

The bonus opportunity range for participants in the BCP expressed as a percentage of base salaries is as follows:

Minimum	Target	Maximum
2.5%	5%	7.5%

Each of the individual Company Objectives will be assigned a percentage reflecting its relative importance to the achievement of the overall Company Objectives, as well as target results and results reflecting upper limit and lower limit scenarios.

Distribution of Award.    The distribution dates for awards will be established by the Board acting on the advice of the Compensation Committee. It is expected that distributions will normally be made in March of the succeeding year of the applicable Plan Period.

Termination of Employment.    If a participant’s employment is terminated for any reason, on or before December 31 of any Plan Period or at any time in any subsequent year prior to the distribution date on which awards are expected to be made, the participant will forfeit all rights to awards as yet unpaid. If an employee changes employment status from full-time to part-time (less than 30 hours per week), any such change will terminate participation in the BCP and all rights to payments awarded for any Plan Period but payable in subsequent years, unless the CEO determines in her/his sole discretion, that such Employee should continue to participate. However, if within one year after a change of control, as defined in the BCP, a participant is involuntarily terminated, then all awards authorized but not yet distributed shall be distributed to the participant.

Employees Subject to Performance Improvement Plans.    Individual awards to any employee who (i) at any time during the applicable Plan Period is subject to a Company-initiated performance improvement plan, and (ii) fails to achieve the objectives set forth in such performance improvement plan within the time period prescribed therein may be reduced or eliminated in management’s discretion. Determination of any employee who continues to be subject to such a performance improvement plan after the end of the applicable Plan Period will be deferred until after the time period prescribed in such plan for achievement of its objectives.

Miscellaneous.    Awards may not be transferable by the participants except by will, or the laws of descent and distribution. A participant’s rights under the BCP may not be pledged, mortgaged, hypothecated or otherwise encumbered, and will be subject to the claims of the participant’s creditors. Appropriate withholding will be taken from the cash portion of the awards for both the cash and stock portions. The BCP will continue until modified or terminated by the Board.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the BCP. The discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the BCP.

When a participant receives cash awards, the amount received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. Likewise, when the participant receives Common Shares (which are fully vested), the participant will be taxed on the fair market value of the Common Shares, and this amount will be allowed as a deduction for federal income tax purposes to the Company. Any gain or loss upon the subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to adopt the BCP. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding employees and will enable the Company to use this type of long-term incentive compensation at levels commensurate with its peers, both in its region and in its business sector while conserving the Company’s cash resources. Based on a recently completed third party survey, the Compensation Committee advised the Board that a majority of companies that are similarly situated to the Company have bonus plans covering all employees. Accordingly, the Compensation Committee has recommended and the Board has adopted, subject to shareholder approval, the BCP in order to make the incentive compensation of the Company’s employees more commensurate with that of their peers. For these reasons, the Board unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

EQUITY COMPENSATION PLAN INFORMATION

We show below information as of December 31, 2006 on equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,214,864	$6.1435	6,213,866
Equity compensation plans not approved by security holders	15,000	$4.6990	0

Total	6,229,864	$6.1400	6,213,866

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2006 on a timely basis, except for Mr. Castello’s filing on Form 4 dated October 10, 2006, which should have been filed by October 3, 2006.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or appoint a proxy by telephone or through the Internet.

SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A shareholder who intends to present a proposal at the 2008 meeting of shareholders must submit such proposal by November 30, 2007, to the Company for inclusion in the Company’s 2007 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require the Company to give notice to shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received at our registered office in Bermuda not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

For all other shareholder communications with the Board of Directors or a particular director, a shareholder may send a letter to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

By Order of the Board of Directors,

Christopher J. Margolin Secretary

April 13, 2007

Berkeley, California

ANNEX I—BONUS COMPENSATION PLAN

I.	Introduction and Summary.

This document describes the XOMA Ltd. (“XOMA” or the “Company”) Bonus Compensation Plan (the “Plan”), as approved by the Company’s Board of Directors (the “Board of Directors” or the “Board”). The Plan became effective on January 1, 2007, subject to Board and shareholder approval. Subject to the ability of the Board of Directors to terminate the Plan at any time, the Plan applies to fiscal years ending December 31, 2007 and each December 31 thereafter.

All employees having the status of “Employee” on January 1 of a particular Plan Period and who are not eligible to participate in XOMA’s Management Incentive Compensation Plan (the “MICP”) or CEO Incentive Compensation Plan are eligible to participate in the Plan for that Plan Period and, depending on the performance of the Company, earn incentive compensation (“Incentive Compensation”). (Article III contains the definitions of certain terms not otherwise defined in the places where such terms first appear in the Plan.) The CEO shall designate those eligible employees who will participate in the Plan. New employees joining XOMA during a Plan Period, who thereby meet the eligibility criteria for participation in the Plan, will be considered at the discretion of the CEO for participation in the Plan on a pro rata basis. The CEO will not participate in the Plan.

After the conclusion of each applicable Plan Period, the Board of Directors and the Compensation Committee of the Board of Directors (the “Compensation Committee”) will make a determination as to the performance of XOMA and Plan participants in meeting Company Objectives. Prior to the commencement of each Plan Period, the Board of Directors acting on the advice of the Compensation Committee, will establish a target Incentive Compensation pool (“Target Incentive Compensation Pool”). The Target Incentive Compensation Pool will be expressed as a percentage of the aggregate annual Base Salaries of all participants in the Plan for the applicable Plan Period. Awards to individual participants will vary depending on (1) the achievement of Company Objectives; (2) the size of the Target Incentive Compensation Pool; and (3) the individual’s Base Salary. Awards may be lower than the Target Incentive Compensation Pool on the basis of the calculation of the extent to which XOMA’s Company Objectives have been met. Awards to individuals who are subject to, but fail to meet, a Company-initiated performance improvement plan may also be reduced or eliminated.

Individual awards will be granted in cash and common shares of XOMA based on the average market value of the common shares for the ten trading days prior to the date of the award. Each award will be comprised of 50% cash and 50% in fully-vested common shares of XOMA based on the market value formula set forth above. The distribution date of awards under the Plan for each Plan Period will be the same for all participants and is expected to be set no later than the March 15 immediately following the end of such Plan Period.

Questions concerning the Plan should be forwarded to the Vice President of Human Resources. In all instances, the written provisions of the Plan and other determinations of the Compensation Committee and the Board of Directors shall govern and be final.

II.	Purposes.

To build a company team that will achieve XOMA’s goals and objectives, to recognize individual efforts, to attract and retain highly motivated individuals and to encourage outstanding performance and contributions to XOMA.

III.	Definitions.

For the purpose of the Plan, the following definitions will apply:

A.

Base Salary.    The term “Base Salary” means an individual’s total base salary in each Plan Period before any deferred tax reductions, including overtime and shift differential pay, but excluding moving allowances, participation in clinical studies, incentive or bonus payments, imputed income due to fringe benefits such as group insurance plans, and other compensatory items of this type.

B.	Company Objectives. The term “Company Objectives” means that list of company objectives approved from time to time by the Board of Directors in its sole discretion for each Plan Period. The objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board of Directors.

C.	Employee. The term “Employee” means any individual on the XOMA payroll rendering services for XOMA whose normal work week is 30 hours or more (excluding consultants, advisors, and other similar individuals providing services to XOMA).

D.	Plan Period. Subject to Article VI, the term “Plan Period” means the fiscal period from January 1 to December 31, 2007 and, thereafter, each fiscal year ending December 31.

E.	Plan Term. Subject to Article VI, the term “Plan Term” means the period commencing on January 1, 2007 and continuing until the termination of the Plan by the Board of Directors.

IV.	Plan Mechanics.

A.	Eligibility. All Employees having status as such on January 1 of a particular Plan Period and who are not eligible to participate in the MICP or XOMA’s CEO Incentive Compensation Plan are eligible for participation in the Plan for such Plan Period. The CEO shall designate in writing the employees who will participate in the Plan. An individual who becomes an Employee who meets the eligibility criteria for participation in the Plan after the beginning of a Plan Period will be considered by the Compensation Committee or the CEO, as the case may be, for participation in the Plan and, if designated in writing to participate, such Employee will have her/his award pro rated as of the date of eligibility determined by the Compensation Committee or the CEO, as the case may be. An Employee participating in the Plan who becomes eligible to participate in the MICP during a Plan Period will remain eligible to receive an award under the Plan for that portion of such Plan Period preceding the date such Employee first became eligible to participate in the MICP.

B.	Length of Plan. Subject to Article VI, the Plan will be effective for the Plan Term.

C.	Incentive Plan.

1.	Determination of Amounts Available for Incentive Compensation.

a. Prior to the commencement of each Plan Period (or, with respect to the 2007 Plan Period, prior to or upon receipt of Board and shareholder approval of the Plan), the Compensation Committee acting on behalf of the Board of Directors in its sole discretion will determine the Target Incentive Compensation Pool. As soon as practicable after the end of each Plan Period, the Compensation Committee will determine whether and to what extent the Company Objectives have been met. If a determination is made that XOMA has not met the Company Objectives to the extent required, the Compensation Committee may decline to award any Incentive Compensation.

b. Each year during the Plan Term, the Required Minimum Company Objective Percentage will be 70%.

c. The Target Incentive Compensation Pool is expressed as a percentage of the aggregate annual Base Salaries of the participants in the Plan. The final Incentive Compensation pool (“Final Incentive Compensation Pool”) will be determined by utilizing the method of calculation of the extent to which XOMA’s Company Objectives have been met for the applicable Plan Period as set forth in this Article IV.

2.	Calculation of Individual Incentive Awards.

a. It is the intention of the Compensation Committee and the Board of Directors that awards to participants shall vary depending on: (1) the extent of collective achievement of Company Objectives; and (2) each participant’s Base Salary.

b. The bonus opportunity range for participants in the Plan expressed as a percentage of Base Salaries at the beginning of a Plan Period is as follows:

Minimum	Target	Maximum
2.5%	5%	7.5%

c. If the Company’s target results are achieved, the Target Contribution Percentage is awarded. If results between the target and the upper limit scenario are achieved, the Target Contribution Percentage is increased proportionately up to a maximum of 150% of the Target Contribution Percentage (the “Maximum Percentage Limitation”). No percentage contribution in excess of the Maximum Percentage Limitation will be awarded. Alternatively, if target results are not met but results greater than the lower limit scenario are achieved, the Target Contribution Percentage will be decreased proportionately to a minimum of 50% of the Target Contribution Percentage. Achievements below the lower limit scenario will result in a 0% contribution from the applicable Company Objective.

d. The Company’s performance will be rated as soon as practicable following the conclusion of the applicable Plan Period in the exercise of the sole discretion of the individual or group indicated below. The payout percentages are based solely on the Company’s performance and outstanding performance by an individual will not result in an above target payout.

e. Individual awards to any Employee who (i) at any time during the applicable Plan Period is subject to a Company-initiated performance improvement plan, and (ii) fails to achieve the objectives set forth in such performance improvement plan within the time period prescribed therein may be reduced or eliminated in management’s discretion. Determination of awards for any Employee who continues to be subject to such a performance improvement plan after the end of the applicable Plan Period will be deferred until after the time period prescribed in such plan for achievement of its objectives.

f. The total value of all awards made for the applicable Plan Period will not exceed the amount of the Final Incentive Compensation Pool determined for that Plan Period.

3.	Awards to Participants.

a. Approval.    All awards will be approved following the end of a Plan Period by the Compensation Committee acting on the advice of the Board of Directors and the CEO.

b. Distribution of Incentive Awards.    The distribution dates for awards will be established by the Board of Directors acting on the advice of the Compensation Committee. It is expected that distributions will normally be made in March of the succeeding year of the applicable Plan Period.

c. Taxes and Withholding.    Each participant will bear any Federal, state, and local taxes accruing with respect to any award under the Plan. As required by law, XOMA will withhold in cash from any distributions amounts required for Federal and state withholding tax purposes. With respect to awards in common shares, arrangements for the payment of withholding tax in cash satisfactory to XOMA must be made prior to the date of any distribution.

d. Termination of Participation.

i. Subject to other provisions hereof, if a participant’s employment is terminated for any reason, or for no reason, on or before December 31 of any Plan Period, such participant shall forfeit all rights to Incentive Compensation as yet unpaid pursuant to the Plan.

ii. If an Employee changes employment status from full-time to part-time (less than 30 hours per week), any such change will terminate participation in the Plan and all rights to payments awarded for any Plan Period but payable in subsequent years, unless the CEO determines in her/his sole discretion, that such Employee should continue to participate.

iii. A participant may elect to withdraw, without prejudice, from the Plan at any time.

e. Eligibility for Distribution.    Subject to other provisions hereof, a participant must also be an Employee of the Company continuously from the conclusion of any Plan Period up to and including the date of distribution of the award to be eligible to receive such distribution.

f. Change in Control Exception.    Notwithstanding any other provision hereof, if within one year after a “change in control” (as defined below), a participant’s employment with XOMA is involuntarily terminated other than for cause, then all awards authorized but not yet distributed to such participant shall be distributed to such participant.

For the purposes of this subsection, a “change in control” shall have occurred if any person (as defined in Section 13 of the Securities Exchange Act of 1934, as amended) acquires shares of voting capital shares, (other than directly from XOMA) and thereby becomes the owner of more than 20% of XOMA’s outstanding shares of voting capital shares (on a fully diluted basis) or XOMA enters into a merger, amalgamation or other consolidation (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the shareholders of XOMA (as determined immediately prior to the merger, amalgamation or other consolidation) do not own at least 50% of the outstanding shares of voting capital shares of the surviving or continuing entity after the merger, amalgamation or other consolidation. Solely for the purposes of the foregoing, a termination shall be deemed to have been made for “cause” in the event a participant is terminated for any of the following reasons:

i. the participant’s continued failure to substantially perform her or his duties with XOMA, or

ii. gross misconduct.

g. Death of a Participant.    In the event of the death of a participant while an Employee after the completion of any Plan Period but prior to the distribution, the award will be made as soon as practicable to the deceased participant’s beneficiary as indicated on the participant’s group insurance enrollment card.

V.	No Right to Employment.

Nothing in the Plan shall give any participant the right to continued employment by XOMA. Furthermore, under XOMA policy, employment at XOMA is “at will” and can be terminated at any time by either party, with or without cause and with or without notice.

VI.	Plan Modification.

The Plan may be modified or terminated by the Board of Directors at any time.

VII.	Miscellaneous.

A.	Nontransferability. Awards shall not be transferable by a participant except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a participant only by such participant or his or her guardian or legal representative. A participant’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the participant’s creditors.

B.	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan of incentive compensation. With respect to any payments not yet made to a participant pursuant to an award, nothing contained in the Plan or any Award shall give any such participant any rights that are greater than those of a general unsecured creditor of XOMA.

XOMA LTD.

2910 SEVENTH STREET

BERKELEY, CA 94710

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN L. CASTELLO and CHRISTOPHER J. MARGOLIN, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all Common Shares of XOMA Ltd. which the undersigned is entitled to vote at the annual general meeting of shareholders of XOMA Ltd. to be held at The Claremont Hotel, Ashby and Domingo Avenues, Berkeley, California on May 22, 2007, at 9:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 4.

(Continued, and to be marked, dated and signed, on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

YOU CAN VOTE IN ONE OF TWO WAYS:

1.	Call TOLL FREE 1-866-540-5760 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark here for address change or comments	☐
SEE REVERSE SIDE

		FOR all nominees (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees		(The Board of Directors recommends a vote FOR.)
1. Election of Directors 01 James G. Andress 03 John L. Castello 05 Patrick J. Scannon, M.D., Ph.D. 07 Patrick J. Zenner	02 William K. Bowes, Jr. 04 Peter Barton Hutt 06 W. Denman Van Ness	☐	☐	2. Proposal to appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2007 fiscal year and authorize the Board to agree to such auditors’ fee.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. No vote is required to receive the Company’s audited financial statements for the 2006 fiscal year.

				4. Proposal to approve the adoption of the Company’s Bonus Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2007 annual meeting of shareholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

Dated: , 2007

Signature of Shareholder

Signature if held jointly

1

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Δ FOLD AND DETACH HERE Δ

Vote by telephone or mail

24 hours a day, 7 days a week

Telephone voting is available through 11:59 PM Eastern Time

the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,

you do NOT need to mail back your proxy card.

2